INTERNATIONAL CENTRE FOR DISPUTE RESOLUTION

International Arbitration Tribunal

In the Matter of the Arbitration between:

Re: 50 180 T 00674 10
Caldera Resources, Inc.
vs
Global Gold Mining LLC
Global Gold Corporation, its parent and Guarantor

PARTIAL FINAL AWARD

I, THE UNDERSIGNED ARBITRATOR, having been designated in accordance with the arbitration agreement entered into between the above-named parties as indicated below and having been duly sworn, and having duly heard the proofs and allegations of the Parties, do hereby, find and issue the following Partial Final Award.

*****

The parties entered into an arbitration before the undersigned pursuant to their agreement to arbitrate as contained in a Joint Venture Agreement dated March 24, 2010, further described herein. The claims and counterclaims were bejunicated, with this decision relating to the claims and counterclaims of the parties as to the substantive acts of the parties, or failures to act. The claims and counterclaims relating to damages will be later considered and heard.

Claimant Caldera Resources, Inc. ("Caldera") a corporation listed on the TSX Venture exchange ("TSX-V") signed a Joint Venture Agreement ("JV") with Respondent

Global Gold Mining LLC ("GGM), a subsidiary of Global Gold Corporation, on March 24, 2010 pursuant to which the parties would enter into a joint venture. The JV and its predecessor agreement related to a certain property know as the Marjan Gold and Silver property, located in the Republic of Armenia ("Marjan property"). The joint venture was initially to be owned 55% by Caldera and 45% by Global Gold.

Prior to execution of the JV Agreement, the parties had entered into a letter agreement dated December 18, 2009.[1] The March 24, 2010 JV agreement was intended to, and did supersede the earlier letter agreement.

A. <u>The December 18, 2009 Letter agreement:</u>

Specifically, the parties agreed in the December 18, 2009 letter agreement, to carry out certain steps, including:

- The formation of a Delaware limited liability company (Marjan-Caldera Mining LLC) to own Marjan Mining LLC;
- The issuance by Caldera to Global Gold of 500,000 shares of Caldera stock as partial consideration or GGM's transfer of its interest in the Marjan property;
- Approval of the transactions, and specifically of the later JV Agreement, by the boards of directors of both Caldera and Global Gold;
- Receipt of approvals of the TSX Venture Exchange; and
- That Caldera shall obtain a 43-101 report on the Marjan property.

The December 18, 2009 Letter Agreement also required Caldera to make a number of payments to Global Gold, separate and apart from the "final joint venture

[1] The December 18, 2009 was executed by Global Gold Corporation, rather than by the first Respondent herein. I find that this is irrelevant, as the parties clearly intended that the two agreements be between the same parties, and that Global Gold and its subsidiary be treated as one.

agreement," including $50,000 upon the execution of the December 2009 agreement and $100,000 on March 30, 2010.

B. The JV Agreement

On March 24, 2010, after much further negotiation, the JV Agreement was signed by the parties. This agreement was to be the definitive agreement between them, as the earlier December 18, 2009 letter was more in the nature of an agreement to agree. Thus, the first "Whereas" paragraph of the JV Agreement specifically states that the parties were forming a Joint Venture "subject to, and in consideration of, the terms of this Agreement." Further, in their dealings with each other, the parties appear to have been governed by the JV Agreement.

The JV Agreement defines its "Effective Date" in its fourth "Whereas" paragraph, which reads as follows:

> "**WHEREAS** GGM and Caldera agree to form a Joint Venture. . . on the terms of this agreement. . . subject to the approvals of the TSX Venture Exchange, the respective boards of directors and the payments provided in § 4.2 and §4.3 of this Agreement (the "Effective Date")."

The JV Agreement further provides in its opening paragraph labeled "Formation of the Joint Venture:" "[u]pon the Effective Date, the Joint Venture shall be created" for the purposes of establishing Marjan-Caldera Mining LLC, exploring claims on the Marjan Property, bringing the Marjan Property to commercial production, operating the Marjan Mine, engaging in such other activities as the parties may consider necessary.

Upon the Effective Date, as defined in the JV Agreement, the parties agreed that the interest in Marjan-Caldera Mining LLC would initially be allocated 55% to Caldera and 45% to Global Gold. Caldera thereafter had what was labeled as a "purchase

obligation" to purchase the balance of the title and interest in the Property and shares, pursuant to a payment schedule set forth in Section 4.4.[2] Recognizing that Caldera would be raising funds in the capital markets, the parties included to a provision for a defined "Automatic Extension" of the payment schedule whereby a particular payment date and all of the remaining payment dates would be delayed 30 days.[3] (§ 4.6). The "time of the essence" clause (§ 16) of the JV Agreement is limited by § 4.6 of the Agreement.

The JV Agreement incorporated by reference and attached the Marjan-Caldera Mining LLC Agreement (the "LLC Agreement") dated March 15, 2010. The LLC Agreement sets forth the rights, duties, and obligations of the parties for the governance and oversight of Marjan-Caldera Mining LLC. The LLC Agreement requires at Section 4.13 that both parties unanimously consent before certain actions can be taken, including (e) the borrowing of money exceeding $250,000 (k) and the adoption of annual operating and capital budgets. The LLC Agreement also places certain disclosure obligations on Caldera.

The parties' relationship was a very difficult one. It was characterized by accusations and counter-accusations of failure to perform, failure to act in good faith and, in general accusations of a breach of fiduciary duty, both in North America and in the

[2] It is interesting to note that while the JV agreement sets forth the additional payment requirements by Caldera in paragraph 4, labeled "The Purchase obligation," the earlier December 18, 2009 letter agreement refers to an "option" for Caldera to acquire the remaining 45% of the interest in Marjan. There was no convincing testimony adduced as to whether the change in terminology was accidental or purposeful. I must and do therefore assume that what was written was intended, i.e. that it was Caldera's obligation not its option.

[3] Para. 4.6 of the JV which sets forth the "Automatic Extension," does not specifically tie the automatic extension to a failure to raise capital by Caldera. Although GGC argues that the delay is only effective if there is a failure to raise capital, the JV Agreement contains no such provision.

Republic of Armenia. Eventually, GGM advised that it was cancelling the JV Agreement.

Caldera, argues that GGM does not have cause to cancel the agreement and in any event it, Caldera, was the aggrieved party. Further, an arbitration proceeding was the proper forum for the parties' dispute to be resolved. Caldera thereupon commenced this arbitration proceeding.

GGM argues that the JV Agreement never became effective because Caldera failed to comply with the various conditions precedent contained in the "Fourth Whereas" clause. Further, it argues, that even if I should find that the agreement did take effect, the numerous failures of Caldera to comply with its obligations thereunder justify the cancellation of the contract. Par. 5 of the JV Agreement states that a failure of Caldera to pay the amounts due to GGM, would bring about a forfeiture of Caldera's rights, and a substitution of a Net Settlement Royalty therefor.

The "Fourth Whereas" clause of the JV Agreement sets forth certain conditions which are conditions precedent to the agreement. At the end of the paragraph they are labeled ("the Effective date") subject thereto. I find that the conditions set forth in the "Fourth Whereas" clause are conditions precedent, and unless and until those conditions are complied with, the JV Agreement does not take effect. These conditions will now be discussed.

> (i) ". . . the payments provided in § 4.2 and § 4.3 of this Agreement"

Par. 4.3 of the JV Agreement states as follows:

> "Caldera shall also issue 500,000 shares to GGM"

This condition precedent was not fulfilled..

Caldera offered evidence that a certificate in the amount of 500,000 shares of its stock was created in the name of Global Gold (see Ex. 239), Caldera admittedly never "paid" or "delivered" that certificate to Global Gold. (Tr. 683:3-10 (B. Mavridis)). Thus, the 500,000 shares were never *issued to* GGM. Caldera argues that it was only required to issue the 500,000 shares, and that by preparing a stock certificate in that amount, in the name of GGM, it complied with this obligations, even if it kept the certificate and never turned it over the GGM. It is clear from the JV Agreement and the testimony adduced, that what was required was that the stock certificate be issued and delivered to GGM. Caldera's interpretation of its obligations under § 4.3, would render the section meaningless. Under its interpretation, Caldera could keep the stock certificate as long as it chose and thereby permanently deprive GGM of part of the consideration it bargained for.

The failure to fully comply with this requirement, deprived GGM of part of the consideration it bargained for. Although Caldera argues that the shares represented by the certificate would be restricted and not transferable, the fact is that if the shares had been turned over to GGM, GGM could have accrued them on its books as an asset (which according to the testimony adduced it was not able to continue to do),[4] and/or could have used them as collateral to borrow against.

[4] The testimony showed that GGM first entered the 500,000 shares on its books as an asset. But when the certificate was not delivered, it felt compelled to, and did, remove this asset from its books.

Caldera's failure to deliver the 500,000 shares to GGM is a failure to comply with a condition precedent under the "Fourth Whereas" clause, and a requirement of § 4.3. This failure, without more, would cause the JV Agreement not to have come into effect.

(2) The formation of the joint venture was made subject, among other things, to "the approvals of the TSX Venture Exchange."

If there was not submitted to the TSX-V a true, complete and correct copy of the JV Agreement, the TSX-V approval would not be a valid approval and would not comply with the requirement of the JV Agreement.

Caldera never submitted a copy of the actual JV Agreement to the TSX-V until the middle of these arbitration proceedings. Accordingly, the TSX-V could not have issued the required final approval. What was submitted to the TSX-V was not an accurate report of the JV Agreement. In fact, the TSX-V conditionally accepted (on March 23, 2010) Ex. 25, and accepted (on June 16, 2010) Ex 16, various filings made by Caldera. However, these filings refer to the December 18, 2009 letter and not to the March 24, 2010 JV Agreement. A reading of the TSX-V letter of acceptance dated June 16, 2010 clearly reveals that what the TSX-V examined and based its approval on, was not the JV Agreement but the December 18, 2009 letter. One indication of this, (although not the only one), is that the June 16, 2010 letter states Caldera has the "option" of acquiring a full 100% interest in the property, by making certain payments. But the JV Agreement labels the payments to be made as :Payment Obligations" - and nowhere gives Caldera the "option" of whether or not to pay. The issue is more than one of mere semantries - since other forms submitted to the TSX-V, such as Form 5C Transaction Summary, were not accurate in various ways. Presumably, the investing public would be

misled thereby. Significantly, Caldera falsely represented to the TSX-V that, under the transaction, it would have an "option," rather than an "obligation" to make the quarterly payments to Global Gold set forth in the JV Agreement. Caldera also failed to disclose to the TSX-V that, under the JV Agreement, Caldera would "forfeit" its 55% interest in the Joint Venture if it failed to make the quarterly payments to Global Gold as set forth in paragraph 4.4 of the JV Agreement. By misrepresenting its payment obligations to the TSX-V, Caldera painted a false financial picture to the TSX-V and to the investing public of both the transaction and of itself. Bill Mavridis, Caldera's C.E.O., testified that because he omitted the payments required starting September 30, 2010, the Form 5C Transaction Summary submitted by Caldera for approval to the TSX-V was "incomplete," filled out "incorrectly," and he would have redone it. (Tr. 1321:23-1323:10 (B. Mavridis)).

On March 23, 2010, Caldera represented to Global Gold that the TSX-V had conditionally approved the parties' transaction. (Ex. 13, Tr. 1307:7- 1308:3 (B. Mavridis)). On June 17, 2010, Caldera represented to Global Gold that the TSX-V had issued final approval of the transaction, including the JV Agreement. (Ex. 259, Tr. 3274:7-13 (Krikorian); Tr. 3274:25-3275:5 (Krikorian)) In fact, through the documents produced by Caldera and the evidence adduced in this Arbitration, it was revealed that the TSX-V had never received, let alone approved, the JV Agreement signed by the parties on March 24, 2010. Rather, Caldera had submitted to the TSX-V the December 18, 2009 letter agreement between the parties and a draft of a joint venture agreement which contained materially different terms from the final JV Agreement signed by the parties.

Thus, it is clear that the TSX-V never approved the terms of the final JV Agreement signed by the parties.

On March 5, 2010, Caldera submitted a Form 5C Transaction Summary Form to the TSX-V. (Ex. 3A at Caldera 006182; Ex. 3). The description of the parties' agreement set forth in the Form 5C refers only to the December 18, 2009 Letter:

> Letter Agreement to form a Joint Venture was signed on December 18, 2009 between Global Gold Corporation of Greenwich, Connecticut. Caldera will earn-in 55% interest of the Marjan Project by investing US$3M on the property towards a feasibility study. Furthermore, Caldera will make a cash payment of US$50,000 on signing (completed) and on closing make an additional payment of US$100,000 and issue 500,000 shares of the corporation. Caldera becomes the operator effective December 18, 2009.

Id. Under the cash consideration required to be paid by Caldera on a yearly basis, Caldera lists only US$100,000 and 500,000 shares in Year 1, along with "US$3M no time constraint" due for exploration work. Under years "2 and 3 and subsequently, Caldera wrote "none" in the areas of the Form intended to show if any subsequent payments were due. But this is an inaccurate and incomplete description of its obligations pursuant to the JV Agreement.

On March 19, 2010, Caldera submitted a March 15th draft of the parties' joint venture agreement to the TSX-V. (Ex. 3A at Caldera 006260). But even this submission was not accurate, since by March 19, 2010, the parties had already agreed to changes in the March 15, 2010 draft. For example, the language in Section 5 was changed such that Caldera would be in breach of its obligations under the JV Agreement if it objectively "does not," pay Global Gold the amounts provided (and pursuant to Section 4, Caldera was required to make such payments). (Ex. 11. *see also* Tr. 3216:6-11 (Krikorian) ("This

draft section 5 was changed to make it an objective test meaning that in the event Caldera does not or is otherwise unable to pursue this project and pay Global Gold the forfeiture provisions would apply. That was a significant change.")).

By contrast, under the prior March 15, 2010 draft of the parties' agreement--which Caldera submitted to the TSX-V on March 19, 2010 after John Mavridis sent his redline version to Krikorian--Caldera would have been in breach of its quarterly payment obligations only if it could be shown that Caldera subjectively "decided" not to make the payments (a different standard than simply having to show that one or more of the payments were not made).

Under the final JV Agreement, however, Global Gold would simply have to show that one or more of the quarterly payments were not made by Caldera and were not extended, in order to prove that Caldera had breached its payment obligations and was subject to forfeiture of its 55% interest. As Krikorian testified: "[t]he agreements had previously been Caldera's option whether it wanted to pursue the project whether it wanted to make payments. And since we had changed the agreement to provide Caldera with 55 percent subject to terms and conditions Global Gold took the position and Caldera agreed that it should no longer be an option and that it should be an objective test if Caldera does not pay or does not perform then the forfeiture provisions would apply and Caldera agreed to that." (Tr. 3216:18-3217:5 (Krikorian)).

On March 23, 2010--the day before the parties signed the JV Agreement-- the TSX-V responded to Caldera's March 15, submission, indicating conditional approval had been granted. (Ex. 3A at Caldera 006169-6171). The TSX-V had earlier informed Caldera that it had conditionally approved the transaction (see Tr. 2372 (J. Mavridis))

based on Caldera's prior submission of the March 5, 2010 Form 5C Transaction Summary Form and the earlier, materially different, drafts of the parties' Joint Venture Agreement.

The TSX-V stated that "final acceptance of this submission will be conditional" upon Caldera satisfying a number of requirements required by Exchange Policy 5.3 within 30 days, including submission of: "a financial plan or other evidence demonstrating that [Caldera] has, or will have upon closing, the necessary financial resources to close the Transaction and fund its property obligations for a minimum of six months and the first stage of any recommended work program." *Id.* The TSX-V cautioned in bold type: "**The Company must not close this Transaction until it has received final acceptance from the Exchange.**" *Id.* Specifically, Exchange Policy 5.3 requires that an issuer must submit: "if the acquisition is of a natural resource exploration or development property," a financial plan demonstrating that the "that the Issuer has, or will have upon closing, financial resources to fund its property payment obligations for a minimum of six months and the first stage of any recommended work program." (Ex. 42). The same TSX-V Policy at Section 5.7(e) explicitly requires "a copy of the transaction agreement(s), including relevant underlying agreements." *Id.*

On April 22, 2010, Caldera submitted a six month budget to the TSX-V in an effort to comply with the "financial plan" requirement of Exchange Policy 5.3. (Ex. 7). The TSX-V emailed back that the budget contained expected expenses only and did not reflect cash inflows. (Ex. 7). Later the same day, Caldera submitted a revised budget, which showed that its financings were expected to bring in $1,202,324 and its expenses for the next six months totaled $691,750, yielding a balance of $510,574. In submitting

this budget/financial plan to the TSX-V, however, Caldera omitted the $300,000 payment due to Global Gold on September 30, 2010 as well as the $300,000 payment due to Global Gold on December 30, 2010, which would have significantly depleted the "balance" of its funds.

As a result, the financial budget submitted by Caldera to the TSX-V falsely reported its financial position for the six months following the closing and for the "first stage of any recommended work program" (Caldera's 43-101 report included a recommendation by its "Qualified Person," geologist Ricardo Valls, for a first stage work budget of about $242,000).

In addition to Caldera's submission of this misleading "financial plan," on May 19, 2010, Caldera submitted a revised Form 5C Transaction Summary Form which continued to omit its payment obligations under paragraph 4.4 of the JV Agreement of the $2,875,000. (Ex. 6). In its revised form 5C, Caldera's description of the parties' agreement still stated:

> Letter Agreement to form a Joint Venture was signed on December 18, 2009 between Global Gold Corporation of Greenwich, Connecticut. Caldera will earn-in 55% interest of the Marjan Project by investing US$3M on the property towards a feasibility study. Furthermore, Caldera will make a cash payment of US$50,000 on signing (completed) and on closing make an additional payment of US$100,000 and issue 500,000 shares of the corporation. Final Agreement signed March 23, 2010. [sic]

Id. No mention is made of Caldera's obligation to make quarterly payments pursuant to paragraph 4.4 of the JV Agreement. Bill Mavridis testified that because he omitted the payments required starting September 30, 2010, the Form 5C submitted for approval was "incomplete," and filled out "incorrectly."

In view of the above, it is doubtful that the TSX-V approved the actual transaction. Therefore, another condition of the required conditions precedent, has not been met.

(3) ". . . the approvals of the . . . respective boards of directors. . ."

The approvals of the respective boards of directors was also a condition precedent. A copy of GGM's Board approval was introduced into evidence. Although no executed Board Resolution of Caldera was introduced, I find that Caldera's board effectively approved the transaction and more specifically the JV Agreement and the appendices annexed thereto. I find such approval from the various communications Caldera and its attorney had with TSX-V in which they indicated that the Board approvals would be sent. Further, the whole course of conduct of Caldera and its officers indicated that its Board had approved the transaction.

Thus, I find that Caldera has sufficiently complied with this condition precedent.

In sum, I find that two conditions precedent have not been complied with by Caldera. Therefore, by the terms of the JV Agreement, that agreement did not come into effect, except for Article 7 thereof (Arbitration).

In this matter, the JVA contained numerous clauses which are conditions precedent to the formation of the contract. There are two forms of condition precedent, one "which must occur before a party is obliged to perform a promise made pursuant to an existing contract" and the other which is "condition precedent to the formation or existence of the contract itself." *Powlus v. Chelsey Direct, LLC*, 09-10461, 2011 U.S. Dist. LEXIS 3287, at *13 (S.D.N.Y. Jan 10, 2011) quoting *Oppenheimer & Co. v.*

Oppenheim, Appel, Dixon & Co., 86 N.Y.2d 685 (1995). "In the latter situation, no contract, arises 'unless and until the condition occurs.'" *Id.* (citing Calamari and Perillo, Contracts § 11-5, at 440 (3rd ed.)). Stated differently, "where the parties to a proposed contract have agreed that the contract is not to be effective or binding until certain conditions are performed or occur, no binding contract will arise until the conditions specified have occurred or been performed." *Gucci Am., Inc. v. Gucci*, 07-6820, 2009 U.S. Dist. LEXIS 19685, at *11 *citing* 13 Williston on Contracts § 38:7 (4th ed.).

As discussed above, Caldera failed to take steps to meet the conditions precedent found in the JV Agreement. As a result, the JV Agreement never came into effect and therefore, the parties should be placed back in the positions they were prior to the agreement. Thus, the license over the mining property reverts back to GGM but the payments made by Caldera to GGM must be returned to Caldera. This remedy attempts to restore the parties back to the status quo ante. However, GGM is not required to reimburse the money which Caldera invested in the development of the property because the fact that the agreement did not come into effect was the result of Caldera's misdeeds and it is therefore responsible for out of pocket expenses incurred. This remedy is an attempt to weigh all of the relevant factors including relative fault and unjust enrichment.

If I had not come to this conclusion, I would have considered other and additional instances in which Caldera and its officers effectively breached the JV Agreement and the terms of the Limited-Liability Company Agreement of Marjan-Caldera Mining Company, LLC (the "Company"). As to the latter, ¶ 4.13 of said agreement requires that certain actions can not be taken by the Company without the unanimous vote or written consent of the members. 4.13(e) requires unanimity for the borrowing of more than

$250,000; 4.13(k) requires unanimity for the adoption of an annual operating and capital budget. Van Krikorian on behalf of GGM was a member of the Company's Board of Managers.

Evidence was adduced that clearly showed that both sections 413(e) and (k) were breached by Caldera and its representatives in that certain borrowings by the Company from Caldera were placed on the Company's books without Krikorian's or GGM's consent. Further, no budget was ever adopted.

¶ 4.4 of the JV Agreement requires Caldera to make certain payments to GGM on designated dated. ¶4.6 grants Caldera an automatic extension of 30 days for any payment. It also states: "All payments shall be due. . . by December 30, 2012." If I considered the issue, I would have found that Caldera is entitled to one 30 day extension for each listed payment, except for the last one due by its terms on December 30, 2012.

¶ 4.7 requires that interest be paid on outstanding amounts. The last sentence of the paragraph is contradictory of ¶4.6, and I find that it was included in error. I have therefore disregarded it.

Caldera failed to make the payments called for in ¶4.4, through December 30, 2011. This would further justify GGM's cancellation of the agreement.

Further, it was shown that the last paragraph of Article 10 of the JV Agreement was honored more in the breach than in the compliance, by Caldera and its representatives. That is, press-releases and other public statements were issued without the required notice and consultation.

I have not commented about the matters which took place in the Republic of Armenia, or the decisions of the Armenian Courts, since the evidence is not as clear as it might be as to these matters.

Had I considered the above matters, and not ruled that the JV Agreement did not become effective (except for the arbitration article), I would have found that GGM acted within its rights in cancelling the agreement on account of Caldera's acts.

AWARD

For all the reasons set forth above and since the JV Agreement did not take effect, I hereby award as follows:

(1) The property should revert to GGM within thirty (30) days from the date hereof. Obviously, GGM may cause the appropriate governmental bodies in Armenia to register the property in GGM's name.

(2) Any sums actually paid by Caldera to GGM, should be returned to Caldera. Said sums should be returned within thirty (30) days from the date hereof.

(3) As to any sums spent by Caldera on the property, Caldera shall be entitled to a Net Smelter Royalty of .5% for each tranche of $1,000,000 actually spent on the property. If the parties can not agree on the amount actually spent, they are to advise the undersigned, and a hearing on this issue will be held.

The Orders made by the undersigned relating to registration of the property and public dissemination of Court Orders, are terminated.

Further issues relating to counterclaims are still open. The parties are to appear before me at One Pennsylvania Plaza, New York, New York, 50th Floor on April 25,

2010 at 10:00 A.M., to discuss hearing procedures and dates relating to the counterclaims.

This Partial Award is in full and complete settlement and satisfaction of the preliminary issue. The issue of damages has been left for a later date.

The Arbitrator reserve its jurisdiction for the issues identified above, along with the allocation of costs for this arbitration, and any claim not specifically addressed herein is nonetheless deemed denied.

I hereby certify that, for the purposes of Article 1 of the New York Convention of 1958, on the Recognition and Enforcement of Foreign Arbitral Awards, this Final Award was made in New York, New York, U.S.A.

March 29, 2012
Date

Herman Cahn, Arbitrator

State of New York)
) SS:
County of New York)

On this 29th day of March, 2012, before me personally came and appeared Herman Cahn, to me known and known to me to be the individual described in and who executed the foregoing instrument and he acknowledged to me that he executed the same.

Notary Public

DAVID LEIFER
Notary Public, State of New York
No. 01 LE6161665
Qualified in Kings County
Commission Expires 05/04/2015